UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
TRIANGLE MEZZANINE FUND LLLP

(Exact Name of Registrant as Specified in Its Charter)

North Carolina	42-1576333

(State of incorporation or organization)	(I.R.S. Employer
Identification No.)

3600 Glenwood Avenue, Suite 104 Raleigh, NC	27612

(Address of Principal Executive Offices)	(Zip Code)
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒
Securities Act registration statement file number to which this form relates: 333-140736
(If applicable)
Securities to be registered pursuant to Section 12(b) of the Act: None
Securities to be registered pursuant to Section 12(g) of the Act:
Partnership interests of Triangle Mezzanine Fund LLLP

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered
     The Registrant’s Partnership Interests consist of a 0.1% general partnership interest and a 99.9% limited partnership interest (each interest being held by a “partner”). The general partnership interest of the Registrant is held by a general partner (hereinafter, the “general partner”) who will be liable for the debts and obligations of the Registrant to the extent required by the North Carolina Revised Uniform Limited Partnership Act (the “Act”) and the Small Business Investment Company (“SBIC”) Act. The management and operation of the Registrant and the formulation of investment policy are vested in its general partner, whose sole purpose shall be to serve as the general partner of the Registrant and who shall have the rights and powers which may be possessed by a general partner under the Act, including the right to delegate its responsibilities to manage and control the business and affairs of the Registrant to agents, officers and employees of the general partner or the Registrant. The general partner intends to delegate its responsibilities to a board of directors of the Registrant consisting of natural persons, a majority of whom will not be “interested persons” within the meaning of the Investment Company Act of 1940 (the “1940 Act”). Subject to the provisions of the 1940 Act and a custodian agreement between the Registrant and Bank of New York entered into pursuant to Section 17(f) of the 1940 Act, the general partner may receive, hold, manage and sell assets for and on behalf of the Registrant, or through the exercise or exchange of assets received by it from the Registrant.
     The limited partnership interest of the Registrant (hereinafter, a “limited partner”) does not allow for the control or management of the business or affairs of the Registrant, and the limited partners shall not have any authority to act for or on behalf of the Registrant or to vote on any matter relative to the Registrant and its affairs except as is specifically permitted by the Amended and Restated Limited Partnership Agreement of the Registrant incorporated by reference hereto as Exhibit (k)(9) (the “LP Agreement”).
     Generally, profits, losses and cash flow of the Registrant will be allocated between the general partner and limited partner in accordance with their respective partnership percentages.
Item 2. Exhibits

Exhibit Number	Description
(a)(1)	Certificate of Domestic Limited Partnership of the Registrant
(k)(9)	Form of Amended and Restated Agreement of Limited Partnership of the Registrant(1)

(1) Incorporated by reference to the exhibit of the same number filed with the Registration Statement on Form N-2 (Reg. No. 333-138418) filed on February 5, 2007.

SIGNATURES
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.
DATED: February 21, 2007

TRIANGLE MEZZANINE FUND LLLP
By:	New Triangle GP, LLC, Its General Partner

By: Triangle Capital Corporation, Its Manager

By:	/s/ Brent P. W. Burgess
	Name:	Brent P. W. Burgess
	Title:	Chief Investment Officer

INDEX TO EXHIBITS

Exhibit Number	Description
(a)(1)	Certificate of Domestic Limited Partnership of the Registrant
(k)(9)	Form of Amended and Restated Agreement of Limited Partnership of the Registrant(1)

(1) Incorporated by reference to the exhibit of the same number filed with the Registration Statement on Form N-2 (Reg. No. 333-138418) filed on February 5, 2007.